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                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

           This Asset Purchase Agreement (this "Agreement") is made as of May 22, 1998, by and between Business Resource Group, a California corporation with its principal place of business at 2150 North First Street, Suite 101, San Jose, California 95131 ("BRG"), OFN, INC., d.b.a. Office Furniture Networking, a California corporation with its principal place of business at 8060 Arjons Drive, San Diego, California 92126 ("OFN"), BRG Acquisition Corp., a California corporation and wholly-owned subsidiary of BRG with its principal place of business at 2150 North First Street, Suite 101, San Jose, California 95131 ("BRG Acquisition Corp."), and David & Rebecca Nagorski, Husband and Wife as Joint Tenants (the "Shareholder").

                                    RECITALS

           On the terms and conditions set forth below, BRG desires to purchase the assets of OFN identified on Exhibit A to this Agreement (the "Purchased Assets") and assume certain scheduled liabilities of OFN. BRG currently intends to deploy the Purchased Assets through BRG Acquisition Corp.

           In consideration of the mutual agreements, representations and warranties contained in this Agreement, the parties agree as follows:

           1.        PURCHASE AND SALE.

                     (a) PURCHASED ASSETS. Subject to the terms and conditions contained in this Agreement, at the Closing (as defined below), OFN shall sell, assign, transfer and convey to BRG Acquisition Corp., free and clear of all liens and encumbrances, and BRG Acquisition Corp. shall purchase from OFN, the Purchased Assets identified on Exhibit A. OFN and the Shareholder agree to take all steps reasonably requested by BRG to transfer title to the Purchased Assets to BRG Acquisition Corp. at or as soon as possible after the Closing.

                     (b) ASSUMED LIABILITIES. Neither BRG nor BRG Acquisition Corp. assumes hereby or in connection with this Agreement any liabilities of OFN whatsoever, except for the obligations under those contracts and other arrangements specifically described on Exhibit B which arise after the Closing (as defined below). The foregoing contracts and other arrangements listed on Exhibit B are sometimes referred to in this Agreement as the "Assumed Contracts" or the "Assumed Liabilities." All of the obligations retained by OFN shall be referred to in this Agreement as the "Non-Assumed Liabilities" and shall include all debts, liabilities, payables and expenses not specifically included within the Assumed Liabilities, including, but not limited to, those obligations under the Assumed Contracts which arise or become due prior to the Closing (as defined below) and any and all matters set forth on the OFN Schedule of Exceptions (as defined below).

           2.        PURCHASE PRICE; TERMS OF PAYMENT.

                     (a) CLOSING. The consummation of the purchase and sale of the Purchased Assets shall take place at a closing (the "Closing") to be held at BRG's San Jose offices on May



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22, 1998 concurrently with the execution and delivery of this Agreement. The time and date of the Closing are referred to in this Agreement as the "Closing Date."

                     (b) PURCHASE PRICE. The purchase price to be paid for the Purchased Assets (the "Purchase Price") shall consist of the following:

                                 (i) BRG shall issue to OFN an aggregate of
100,000 shares of the Common Stock of BRG (the "Shares"), which shares shall not be registered under the Securities Act of 1933, as amended;

                                 (ii) BRG shall deliver to OFN $2,000,000 in
immediately available funds (the "Cash Payment");

                                 (iii) BRG shall deliver to OFN a promissory
note issued by BRG in the amount of $1,069,204.78 pursuant to the terms and conditions of and substantially in the form attached hereto as Exhibit C (the "Note");

                                (iv) BRG shall deliver to the Shareholder
$93,000 in immediately available funds, which amount represents 17.77% of the projected net write-up of the Purchased Assets (other than goodwill) and is intended to compensate the Shareholder for the anticipated incremental income taxes to be incurred upon the transfer of the Purchased Assets in comparison to the income taxes that would have been due on a sale of stock of OFN (the "Tax Payment"). The parties acknowledge and agree that no further tax payments shall be due from either party to the other regardless of the actual taxes that may be due.

                                 (v) BRG shall grant stock options, the
aggregate fair market value of which shall be $75,000 as of the Closing Date, to the key non-owner employees of OFN set forth on Exhibit D hereto (the "Optionees"), which Optionees shall be recommended by David Nagorski and Rebecca Nagorski and subject to the approval of the Company, which approval shall not be unreasonably withheld (the "Options").

                     (c) DELIVERY. At the Closing, OFN shall deliver to BRG Acquisition Corp. an executed Bill of Sale in the form attached hereto as Exhibit E and any other appropriate instruments of transfer of title to the Purchased Assets evidencing the purchase and sale of the Purchased Assets, as well as all title documents relating to the Purchased Assets, duly executed or endorsed for transfer to BRG Acquisition Corp. At the Closing, BRG shall deliver to OFN the Cash Payment, the Note, the Tax Payment and the Options and shall issue instructions to the transfer agent for its stock to issue a certificate representing the Shares to OFN.

                     (d) ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as provided in Exhibit F hereto (the "Allocation") for purposes of complying with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended. Each party hereto agrees to prepare its federal and state income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to this transaction in a manner consistent with the Allocation. If any state or federal taxing authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice of such



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challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such Allocation.

                     (e) TAXES. OFN shall pay all sales, use, transfer, excise or other similar taxes, if any, arising out of the transfer of the Purchased Assets or otherwise as a consequence of the transactions contemplated by this Agreement (other than sales taxes arising from the sale of the Purchased Assets pursuant to this Agreement).

           3. REPRESENTATIONS AND WARRANTIES OF OFN AND THE SHAREHOLDER. Subject to and except for information contained in a schedule of exceptions delivered to BRG and BRG Acquisition Corp. prior to the signing of this Agreement and attached hereto as Exhibit G (the "OFN Disclosure Schedule"), OFN and the Shareholder jointly and severally represent and warrant to BRG and BRG Acquisition Corp. as follows:

                     (a) ORGANIZATION. OFN is a corporation duly incorporated, validly existing and in good standing under the laws of California, has the corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges necessary to the conduct of its business. OFN is not qualified or licensed to do business as a foreign company in any other jurisdiction, and neither the character of the properties owned or leased by OFN nor the nature of the business transacted by OFN requires OFN to be qualified in any other jurisdiction, except where failure to so qualify would not have a material adverse effect on OFN 's business.

                     (b) FINANCIAL STATEMENTS. OFN has furnished to BRG the unaudited OFN balance sheets as at March 31, 1998 and the related unaudited statements of operations for the period then ended (the " OFN Financial Statements"). All such OFN Financial Statements, together with any notes thereto, (i) are in accordance with OFN's books and records, (ii) present fairly the financial position of OFN as of such date and (iii) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis (subject to normal year-end adjustments as required by OFN's independent accounting firm and except that such statements do not contain footnotes).

                     (c) AUTHORIZATION. OFN has, or will have at the Closing Date, the corporate power to enter into this Agreement and the execution, delivery and performance of this Agreement has been, or will be at the Closing Date, duly authorized by all requisite corporate action; and this Agreement has been, or will be at the Closing Date, duly executed and delivered and constitutes the valid and binding obligation of OFN.

                     (d) EFFECT OF AGREEMENT. The execution, delivery and performance by OFN of this Agreement and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign applicable to OFN, or the Articles of Incorporation or Bylaws of OFN or any material agreement or instrument to which OFN is a party or by which it is bound or to which it is subject, other than any conflicts, breaches, defaults or violations which individually or in the aggregate would not have a material adverse effect on OFN; nor will it give to others any interests or rights, including rights of



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termination, acceleration or cancellation in or with respect to any of the properties, assets, agreements, contracts or business of OFN. No consent of any person not a party to this Agreement and no consent of any governmental authorities are required to be obtained on the part of OFN to permit the continuation by BRG Acquisition Corp. after the Closing Date of the business activities of OFN in the manner such business is now carried on by OFN.

                     (e) INVENTORIES. The inventories of OFN, whether finished goods, work in process or raw materials, are all items of a quality usable or salable in the ordinary and usual course of OFN's business, except for inventory items which are obsolete or not usable or salable in the ordinary course of business which have been written down to an amount not in excess of realizable market value or for which adequate reserves or allowances have been provided. The values at which inventories are carried reflect the inventory valuation policy of OFN, which is in accordance with generally accepted accounting principles applied on a consistent basis.

                     (f) ACCOUNTS RECEIVABLE. Exhibit A includes a complete list of the accounts and notes receivable of OFN as of the date shown, aged by customer or debtor, as the case may be. The accounts and notes receivable of OFN as of the date shown or thereafter acquired arose from valid transactions and are collectible (net of the allowance for doubtful accounts) in the ordinary and usual course of business and are not subject to any assertable defense or set-off. The reserve for doubtful accounts is adequate and the values at which accounts and notes receivable are carried reflect the policies of OFN consistent with OFN's past practice and are in accordance with generally accepted accounting principles applied on a consistent basis.

                     (g) INSURANCE. The OFN Disclosure Schedule contains a true and complete list and description of all policies of insurance maintained by OFN. Such insurance or comparable insurance will be maintained in full force and effect to and including the Closing Date.

                     (h) ABSENCE OF CERTAIN CHANGES. Since March 31, 1998, OFN has not (i) issued or delivered to any person any shares of stock, bonds or other corporate securities, (ii) incurred any obligation or liability (absolute or contingent) in excess of $10,000 individually or in the aggregate, (iii) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (absolute or contingent), other than current liabilities reflected on the OFN Financial Statements and current liabilities incurred since the date of the OFN Financial Statements in the ordinary course of business, (iv) declared or made any payment or distribution to shareholders (other than the payment of employment-related compensation consistent with past practice to shareholders who are OFN employees), or purchased or redeemed any shares of stock, (v) increased the wage or salary of any employee, (vi) mortgaged, pledged or subjected to lien or any other encumbrance any assets (tangible or intangible, other than assets which are subject to purchase money security interests and which were acquired in the ordinary course of business) and do not exceed $10,000 individually or in the aggregate, (vii) sold or transferred any tangible assets or canceled any debts or claims, except in the ordinary course of business or in an aggregate amount which does not exceed $10,000, (viii) sold, assigned, licensed or transferred any patents, trademarks, trade names, copyrights, licenses, computer software programs or other intangible assets other than in the ordinary course of business, (ix) suffered any extraordinary



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loss or waived any right of substantial value, (x) entered into any transactions other than in the ordinary course of business, or (xi) agreed to any of the foregoing. Since March 31, 1998, there has been no material adverse change in the business, financial condition, results of operations or prospects of OFN.

                     (i) COMPLIANCE WITH LAWS. Except as set forth in the OFN Disclosure Schedule, OFN has complied with, and is not in violation of any statute, law, rule or regulation with respect to the conduct of its business, the ownership or operation of its properties, or the sale or purchase of its securities or disclosure to shareholders which violation might have a material adverse effect on the business, financial condition or prospects of OFN.

                     (j) BROKERS OR FINDERS. Except as set forth on the OFN Disclosure Schedule, OFN is not obligated, directly or indirectly, to any person for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                     (k) TITLE TO PURCHASED ASSETS. OFN has and will convey on the Closing Date full, absolute, good and marketable title to the Purchased Assets, free and clear of all security interests, mortgages, liens (including, but not limited to, liens with respect to taxes), attachments, orders of court, rights of redemption, debts, claims, charges or other encumbrances of any kind whatsoever and not subject to any continuing commission, profit or revenue sharing or other compensation contract or obligation that could apply to BRG, BRG Acquisition Corp. or the Purchased Assets.

                     (l) LITIGATION, ETC. There are no suits, actions or administrative, arbitration, unfair labor practice, worker's compensation or other proceedings or governmental investigations, pending or threatened against or relating, directly or indirectly, to the Purchased Assets or OFN's business, and there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or by arbitration, pursuant to a grievance or other procedure) against or relating to OFN or the Purchased Assets which could result in a material adverse effect, or any lien or other encumbrance, on the Purchased Assets.

                     (m) ASSIGNABILITY OF CONTRACTS; NO DEFAULT. All assignments or other transfers of the Assumed Contracts have been obtained for transfer to BRG Acquisition Corp. in accordance with the terms of this Agreement, without default, penalty or other similar restriction. No default or condition permitting declaration of default exists with respect to the Assumed Contracts. OFN is not aware of any payments (other than those required in connection with the Assumed Liabilities) that will be required in the future to be made under the Assumed Contracts.

                     (n) TAXES. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, for which BRG or BRG Acquisition Corp. could become liable with respect to the Purchased Assets or which could result in a lien on or charge against the Purchased Assets (other than sales taxes arising from the sale of the Purchased Assets pursuant to this Agreement) (collectively, "Taxes") have been or will be paid with respect to all periods prior to and including



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the Closing Date. OFN and any other person required to file returns or reports of Taxes relating to OFN or the Purchased Assets has duly and timely filed all returns and reports of Taxes required to be filed, and all such returns and reports are true, correct and complete. There are not any liens for Taxes on any of the Purchased Assets (other than liens for Taxes not yet due and payable). OFN has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees. OFN is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). There are no pending or threatened proceedings with respect to Taxes. No agreement or arrangement regarding compensation which will be assumed by BRG or BRG Acquisition Corp. provides for any payments which could result in a nondeductible expense to BRG or BRG Acquisition Corp. pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to
Section 4999 of the Code.

                     (o) MATERIAL MISREPRESENTATIONS AND OMISSIONS. No representation or warranty by OFN or the Shareholder in this Agreement, or in any certificate furnished or to be furnished by OFN or the Shareholder pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                     (p) SOLE SHAREHOLDER. The Shareholder is the sole shareholder of OFN and no other person has any right, warrant or option to acquire any shares of capital stock of OFN.

                     (q) OFN EMPLOYEES. All employees of OFN and each such employee's respective compensation arrangement are set forth on Exhibit H hereto.

           4. REPRESENTATIONS AND WARRANTIES OF OFN REGARDING THE SHARES.

                     (a) OFN represents and warrants to BRG as follows with respect to the Shares:

                                 (i) OFN is aware of BRG's business affairs and
financial condition and has acquired sufficient information about BRG to reach an informed and knowledgeable decision to acquire the Shares. OFN is acquiring the Shares for investment for OFN's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

                                 (ii) OFN understands that the Shares constitute
"restricted securities" and have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of OFN's investment intent as expressed herein. OFN further acknowledges and understands that BRG is under no obligation to register the Shares. OFN understands that the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel for BRG.



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                                 (iii) OFN is aware of the provisions of Rule
144 promulgated under the Securities Act, which in substance, permit limited public resale of "restricted securities" acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain of the conditions specified by Rule 144, including, among other things: (1) the resale occurring not less than one year after the party has purchased, and made full payment for, within the meaning of Rule 144, the securities to be sold; and, in the case of an affiliate of BRG, or of a non-affiliate who has held the securities less than two years,
(2) the availability of certain public information about BRG, (3) the sale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended), and (4) the amount of securities being sold during any three-month period not exceeding the specified limitations stated therein, if applicable.

                                 (iv) OFN further understands that at the time
OFN wishes to sell the securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, BRG may not be satisfying the current public information requirements of Rule 144, and that, in such event, OFN would be precluded from selling the securities under Rule 144 even if the applicable holding period had been satisfied.

                                 (v) OFN further understands that in the event
all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof establishing that an exemption from registration is available for such offers or sales and that such persons and their respective brokers who participate in such transactions do so at their own risk.

                     (b) OFN acknowledges and understands that the certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

                                 (i) "THE SHARES REPRESENTED BY THIS CERTIFICATE
HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                                 (ii) Any legend required to be placed thereon
by the California Commissioner of Corporations.

           5. REPRESENTATIONS AND WARRANTIES OF BRG AND BRG ACQUISITION CORP. Subject to and except for the information contained in a schedule of exceptions delivered to OFN



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prior to the signing of this Agreement and attached hereto as Exhibit I (the
"BRG Disclosure Schedule"), BRG and BRG Acquisition Corp. jointly and severally represent and warrant to OFN as follows:

                     (a) ORGANIZATION. BRG is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business. BRG Acquisition Corp. is a wholly-owned subsidiary of BRG and a corporation duly incorporated, validly existing and in good standing under the laws of the State of California having all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

                     (b) AUTHORIZATION. BRG and BRG Acquisition Corp. each have the corporate power to enter into this Agreement, and the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate action, and the Agreement has been, or will be at the Closing Date, duly executed and delivered and constitute the valid and binding obligations of BRG and BRG Acquisition Corp.

                     (c) EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement, and the consummation of the transactions herein contemplated, will not conflict with, or result in a breach of the terms of, or constitute a default under or violation of, any law or regulation of any governmental authority, domestic or foreign, the Articles of Incorporation or Bylaws of BRG or BRG Acquisition Corp., or any material agreement to which either BRG or BRG Acquisition Corp. is a party or by which either is bound or to which either is subject. Except for approval of the Agreement and the transactions contemplated thereby pursuant to BRG's line of credit agreements, no consent of any person not a party to this Agreement, nor consent of any governmental authority, except as may be required by applicable state blue sky regulatory agencies, is required to be obtained on the part of BRG or BRG Acquisition Corp. to consummate the transactions contemplated by this Agreement.

                     (d) FULL DISCLOSURE. Any information furnished by or on behalf of BRG or BRG Acquisition Corp. to OFN in writing pursuant to this Agreement and any information contained in the BRG and BRG Acquisition Corp. Disclosure Schedule referred to in this Agreement, at any time prior to the Closing Date, do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which each statement is made, not misleading.

           6. CONDITIONS TO OBLIGATIONS OF BRG AND BRG ACQUISITION CORP. Absent a waiver in writing, all obligations of BRG and BRG Acquisition Corp. under this Agreement are subject to the satisfaction of the following conditions, to BRG's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:



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

                     (a) REPRESENTATIONS, WARRANTIES AND PERFORMANCE. The representations and warranties of OFN and the Shareholder contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the same force and effect as if such representations and warranties have been made at and as of the Closing Date, and OFN and the Shareholder shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                     (b) LITIGATION. There shall not be pending any litigation before any court or governmental agency (i) the outcome of which could reasonably be expected to have a material adverse affect on the Purchased Assets or their value to BRG or BRG Acquisition Corp., or (ii) to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement or the transactions contemplated hereby.

                     (c) CERTAIN ASSIGNMENTS. Assignments of the Assumed Contracts shall have been received to BRG's reasonable satisfaction.

                     (d) ABSENCE OF MATERIAL CHANGES. There shall not have been any adverse change in or to the Purchased Assets or revenues obtained or anticipated to be obtained therefrom.

                     (e) APPROVALS. All consents, approvals and filings required under any applicable law, rule or regulation, or under any applicable contract, to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be, to BRG's reasonable satisfaction.

                     (f) CORPORATE APPROVAL. The Board of Directors of OFN and the Shareholder shall have approved this Agreement and the transactions contemplated by this Agreement in a manner consistent with applicable law and the Articles of Incorporation and Bylaws of OFN.

                     (g) EMPLOYMENT AGREEMENT. At the Closing, David Nagorski shall have executed and delivered an employment agreement (the "Employment Agreement") in form and substance satisfactory to BRG.

                     (h) LOAN REPAYMENT. David Nagorski shall have repaid in full the principal amount of $250,000 and any accrued interest owed by him to OFN pursuant to the promissory note between such parties dated April 1, 1998.

           7. CONDITIONS TO OBLIGATIONS OF OFN. Absent a waiver in writing, all obligations of OFN under this Agreement are subject to the satisfaction of the following conditions, to OFN's reasonable satisfaction, on or before the completion of the Closing on the Closing Date:

                     (a) REPRESENTATIONS, WARRANTIES AND PERFORMANCE. The representations and warranties of BRG and BRG Acquisition Corp. contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct with the



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

same force and effect as if such representations and warranties had been made at and as of the Closing Date, and BRG and BRG Acquisition Corp. shall have performed and complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by each respective entity prior to or at the Closing Date.

                     (b) LITIGATION. There shall not be pending any litigation before any court or governmental agency to restrain or prohibit or to obtain damages or other relief in connection with, or which is related to or arises out of, this Agreement or the transactions contemplated hereby, or which could reasonably be expected to have a material adverse effect upon the ability of BRG or BRG Acquisition Corp. to perform its respective obligations under this Agreement.

                     (c) APPROVALS. All consents, approvals and filings required under any applicable law, rule or regulation, or under any applicable contract, to be completed or obtained prior to the transactions contemplated by this Agreement shall have been so completed or obtained, as the case may be, to OFN's reasonable satisfaction.

                     (d) CORPORATE APPROVAL. Each of the Board of Directors of BRG and BRG Acquisition Corp. shall have approved this Agreement and the transactions contemplated by this Agreement in a manner consistent with applicable law and the Articles of Incorporation and Bylaws of BRG and BRG Acquisition Corp., respectively.

                     (e) EMPLOYMENT AGREEMENT. At the Closing, David Nagorski shall have executed and delivered the Employment Agreement, which Employment Agreement shall also be satisfactory in form and substance to David Nagorski.

                     (f) APPOINTMENT OF PRESIDENT. At the Closing, David Nagorski shall have been appointed as President of BRG Acquisition Corp. pursuant to the Employment Agreement.

           8.        COVENANTS FOLLOWING CLOSING.

                     (a)       OPERATIONS FOLLOWING THE CLOSING.

                               (i) BRG ACQUISITION CORP. Notwithstanding any
other provision in this Agreement to the contrary, BRG, BRG Acquisition Corp., OFN and the Shareholder each understand and agree that after the Closing, BRG Acquisition Corp. shall own the Purchased Assets free and clear of all liens and encumbrances, and that nothing in this Agreement shall be construed to limit either BRG's or BRG Acquisition Corp.'s respective rights to manage and operate BRG Acquisition Corp., the Purchased Assets and the Assumed Liabilities in any manner, or to sell, liquidate or otherwise dispose of BRG Acquisition Corp., the Purchased Assets or the Assumed Liabilities in BRG's sole discretion (provided that BRG's obligation to satisfy obligations pursuant to the Assumed Liabilities, the Shares, the Cash Payment, the Note, the Tax Payment and the Options, and to indemnify OFN and the Shareholder pursuant to Section 8(c) below, shall remain in full force and effect).

                               (ii) EMPLOYEES. Prior to the Closing, BRG
Acquisition Corp. will make employment offers to all of the employees of OFN as identified on Exhibit H upon the



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existing salary terms set forth on such exhibit. Such employment will be subject to BRG Acquisition Corp.'s policies generally applicable to new employees. All such persons who agree to become employees of BRG Acquisition Corp. shall execute and deliver a Confidentiality and Assignment Agreement in the form attached hereto as Exhibit J.

                               (iii) STOCK OPTIONS. Options to purchase shares
of Common Stock of BRG having an aggregate exercise price equal to $75,000 (excluding the option to purchase 40,000 shares to be granted to David Nagorski pursuant to the terms of the Employment Agreement) of BRG's Common Stock based upon the fair market value of such shares of Common Stock pursuant to BRG's 1995 Stock Option Plan shall be granted to the Optionees identified on and in the amounts set forth on Exhibit E.

                               (iv) CHANGE OF CORPORATE NAME. Promptly
following the Closing, the parties shall each use its best efforts to change the name of OFN to "Nagorski Holdings, Inc." and to change the name of BRG Acquisition Corp. to "Office Furniture Networking."

                     (b) RELEASE OF LIENS AND CONSENTS. OFN and the Shareholder shall take all reasonable actions as may be necessary to (1) release any outstanding liens or encumbrances on the Purchased Assets, and (2) obtain such consents as may be necessary for the transfer of the Assumed Contracts to BRG Acquisition Corp. in accordance with the terms of this Agreement.

                     (c) INDEMNIFICATION.

                               (i) BY OFN AND THE SHAREHOLDER. OFN and the
Shareholder jointly and severally agree to indemnify BRG and/or BRG Acquisition Corp. and hold BRG and/or BRG Acquisition Corp. harmless from and against, and to reimburse BRG and/or BRG Acquisition Corp. in respect of, any and all damages, losses, liabilities, claims, judgments, settlements, penalties, costs and expenses (including attorneys' fees and costs) of every nature reasonably incurred by BRG and/or BRG Acquisition Corp., whether absolute or contingent, including costs of investigation and defense, arising from or in connection with
(A) any Non-Assumed Liabilities, (B) any breach or inaccuracy of or omission from any of the representations, warranties or covenants of OFN or the Shareholder set forth in this Agreement, or (C) any non-compliance with applicable bulk sales laws, provided, in the case of any liability under the foregoing clause (C), BRG provides OFN and the Shareholder with (i) prompt written notice of any claim or liability arising out of such noncompliance, (ii) sole control and authority over the defense or settlement thereof and (iii) proper and full information and reasonable assistance to defend and/or settle any such claim or liability.

                               (ii) BY BRG AND BRG ACQUISITION CORP. BRG and
BRG Acquisition Corp. jointly and severally agree to indemnify OFN and the Shareholder and hold OFN and the Shareholder harmless from and against, and to reimburse OFN and the Shareholder in respect of, any and all damages, losses, liabilities, claims, judgments, settlements, penalties, costs and expenses (including attorneys' fees and costs) of every nature reasonably incurred by either of them, whether absolute or contingent, including costs of investigation and defense, arising from or in connection with the Assumed Liabilities and the conduct of BRG Acquisition Corp. following the Closing Date.

                     (d) OFN'S EMPLOYEES. OFN agrees that, except as otherwise expressly provided herein, it shall bear sole responsibility for all amounts due and payable or otherwise arising with respect to OFN employees at and prior to the Closing Date, including, but not limited to, all salaries, wages, commissions, profit and revenue sharing, and holiday, vacation and severance pay, bonuses and past service credits and shall have made and remitted, for all periods through and including the Closing Date, all payroll deductions, remittances and contributions, including, but not limited, to, employees' salaries and wages, commissions, bonuses and profit-sharing required under contract, any collective bargaining agreements or applicable laws and regulations.

                     (e) ASSUMED CONTRACTS. Notwithstanding any other provision in this Agreement to the contrary, OFN and the Shareholder accept and acknowledge full responsibility for payment of all obligations under the Assumed Contracts that were incurred or created or that otherwise arose prior to the Closing Date.

                     (f) CONFIDENTIALITY. Each party hereto agrees that, except with the prior written permission of the other parties hereto, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or other information concerning or relating to (1) the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, (2) the terms of this Agreement or any other agreement contemplated or executed hereby,
(3) the content of any discussions or negotiations relating to this Agreement or the transactions and other agreements contemplated or executed hereby and (4) the performance of obligations hereunder; provided, however, that each party may disclose the terms and conditions of this Agreement (i) as required by any court or other governmental body or as otherwise required by law, (ii) to legal counsel of the parties, (iii) in confidence to accountants, banks, and financing sources and their advisors, (iv) in connection with the enforcement of this Agreement or rights under this Agreement or (v) in confidence by BRG in connection with an actual or proposed merger, acquisition, or similar transaction. The provisions of this Section 8(f) shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

           9.        MISCELLANEOUS.

                     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of BRG, BRG Acquisition Corp., OFN and the Shareholder made in this Agreement or in any certificate, document or other instrument delivered pursuant hereto shall survive for a period of two years following the execution and delivery hereof and the Closing; provided, however, that the representations and warranties of OFN and the Shareholder set forth in
Section 3(n) ("Taxes") shall survive until all applicable statutes of limitations, including waivers and extensions thereof, have expired with respect to each matter addressed therein, and shall thereafter automatically expire. Any actions or claims brought pursuant to this Section 9(a) shall be brought within six (6) months of the respective designated survival periods described in the immediately preceding sentence.

                     (b) FEES AND EXPENSES. Each of the parties hereto shall bear its own fees and expenses, including fees of counsel and accountants, incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby or otherwise arising out of, or by reason of, this Agreement.

                     (c) ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the exhibits and schedules hereto constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, term sheets, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. The parties hereto acknowledge and agree that no third party (including, without limitation, employees of OFN) is intended to be a third-party beneficiary of this Agreement.

                     (d) AMENDMENTS. No amendment, modification or rescission of this Agreement shall be effective unless set forth in writing executed by the party sought to be bound thereby.

                     (e) NOTICES. Any notice given under this Agreement shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or other means) to the President of such party or to such party if an individual, the day after delivery by commercial courier or the third day after mailing by certified or registered mail, postage prepaid, to the address first set forth above (Attention: President, in the case of OFN, BRG or BRG Acquisition Corp.), or to such other address as any party may have furnished in writing to the other party in the manner provided above.

                     (f) ASSIGNMENT. None of OFN or either Shareholder may assign this Agreement or any of its rights hereunder in any manner without the prior written consent of BRG and BRG Acquisition Corp. BRG may not assign its obligation under this Agreement to issue the Shares. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, assigns and legal representatives.

                     (h) GOVERNING LAW. This Agreement and the respective rights and obligations of the parties in this Agreement shall be construed under and by the laws of the State of California as such laws are applied to contracts entered into in that state between residents thereof.

                     (i) ATTORNEYS' FEES. If any legal action or proceeding is brought to enforce or interpret this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs in connection with such action or proceeding in addition to all other relief to which such party may be entitled.

                     (j) NO WAIVER. It is understood and agreed that no failure or delay by any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege be deemed to operate as a waiver of any other right, power or privilege under this Agreement.

                     (k) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original, but all of which together shall constitute one and the same instrument.

                     (l) ADVICE OF COUNSEL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.



                            (Signature Page Follows)

           The parties hereto have duly executed this Asset Purchase Agreement as of the date first set forth above.


BUSINESS RESOURCE GROUP,                     BRG ACQUISITION CORP.,
a California corporation                     a California corporation


By: /s/ J.W. Peth                            By: /s/ J.W. Peth
    -------------------------------              -------------------------------


Name: J.W. Peth                              Name: J.W. Peth
    -------------------------------              -------------------------------


Title: President and CEO                     Title: CEO
    -------------------------------              -------------------------------



DAVID & REBECCA NAGORSKI,                    OFFICE FURNITURE NETWORKING, INC.,
HUSBAND AND WIFE AS JOINT TENANTS            a California corporation


/s/ David Nagorski                           By: /s/ David Nagorski
-----------------------------------              -------------------------------
David Nagorski


                                             Name: David Nagorski
                                                   -----------------------------


/s/ Rebecca Nagorski                         Title: President
-----------------------------------                 ----------------------------
Rebecca Nagorski

                                LIST OF EXHIBITS


Exhibit A                   Purchased Assets

Exhibit B                   Assumed Liabilities

Exhibit C                   Form of Promissory Note

Exhibit D                   List of Optionees

Exhibit E                   Bill of Sale

Exhibit F                   Purchase Price Allocation

Exhibit G                   OFN Disclosure Schedule

Exhibit H                   OFN Employees

Exhibit I                   BRG and BRG Acquisition Corp. Disclosure Schedule

Exhibit J                   Form of Confidentiality and Assignment Agreement

                                    EXHIBIT A

                                PURCHASED ASSETS

1. All trademark, tradename or service mark rights or other rights to goodwill in the name "Office Furniture Networking."
2. All trademark, tradename or service mark rights or other rights to goodwill in the name "OFN, INC."
3.   Petty Cash:  $200
4.   Cash:  $482,909
5.   Accounts Receivable:  $203,071
6.   Inventory:  $489,686
7.   Prepaid Insurance:  $5,663
8.   Prepaid Other:  $20,867
9.   Office Equipment:  $64,502
10.  Warehouse Equipment:  $29,027
11.  Vehicles:  $37,051
12.  Deposits:  $15,200

                                    EXHIBIT B

                               ASSUMED LIABILITIES

1. Standard Industrial/Commercial Multi-Tenant Lease between MBP Associates and OFN, INC. dated April 1, 1997, and amendments thereto.
2. Standard Industrial/Commercial Single-Tenant Lease between MBP Associates and Offices Furniture Networking Co. dated October 16, 1992, and amendments thereto.
3.  Accounts Payable:  $78,376
4.  Accrued Vacation:  $19,531
5.  Payroll Taxes Payable $329
6.  Sales Tax Payable:  $13,212
7.  Accrued Payroll:  $5,222
8.  Assumed Contracts:  $74,500

                                    EXHIBIT C

                             FORM OF PROMISSORY NOTE

                                 PROMISSORY NOTE


$1,069,204.78                                                   April 1, 1998
                                                         San Jose, California

        For value received, Business Resource Group, a California corporation (the "Company"), promises to pay to OFN, INC., d.b.a. Office Furniture Networking, a California corporation (the "Holder"), the principal sum of One Million Sixty Nine Thousand Two Hundred Four Dollars and Seventy Eight Cents ($1,069,204.78). Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to six percent (6%) per annum, compounded annually. This Note is subject to the following terms and conditions:

        1. MATURITY. Accrued interest shall be due and payable with each installment of principal. The principal and accrued interest on this Note will automatically mature and be due and payable in three equal annual installments of $400,000 each (together, the "Installment Payments" and each an "Installment Payment"). Each Installment Payment amount includes both principal and accrued interest as of the respective installment payment date and is intended to result in aggregate proceeds to the Holder (principal plus interest) of $1,200,000 at the end of the payment term. The first Installment Payment will be due April 1, 1999, with remaining payments due April 1, 2000 and April 1, 2001.

        2. PAYMENT. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Prepayment of this Note in full may be made at any time without penalty; provided, however, that if the Company elects to prepay the Note, the prepayment amount together with any Installment Payment(s) made at the time of such prepayment must equal $1,200,000, the principal plus all interest due under the Note pursuant to Section 1 above.

        3. TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except that this Note may be transferred to (i) other corporations, partnerships or similar entities under the sole control of David and Rebecca Nagorski, or either of them, but in any such case without any further consideration in connection with such transfer, (ii) by either of such individuals to the other as an interspousal transfer without further consideration, (iii) to any lineal ancestors or descendants of either of such individuals without further consideration or (iv) to any trust for the benefit of any of the persons in items (ii) or (iii) without further consideration. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

        4. GOVERNING LAW. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

        5. NOTICES. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as FedEx or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

        6. AMENDMENTS AND WAIVERS. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, the Holder and each transferee of the Note.

        7. SHAREHOLDERS, OFFICERS AND DIRECTORS NOT LIABLE. In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

        8. ACTION TO COLLECT ON NOTE. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.


                             COMPANY:

                             BUSINESS RESOURCE GROUP

                             By:________________________________________

                             Name:______________________________________
                                               (print)
                             Title:_____________________________________

                             Address:   2150 North First Street
                                        Suite 101
                                        San Jose, CA 95131


AGREED TO AND ACCEPTED:

OFN, INC.

By:  ___________________________

Name: _________________________
                   (print)
Title:  __________________________

                                    EXHIBIT D

                                LIST OF OPTIONEES

Dan Thorsen - 5,000 shares
Mark Harris - 4,000 shares
Jeff Cellar - 4,000 shares
Steve Carlton - 3,000 shares
Jackie Henry - 3,000 shares
Bruce Evans - 2,000 shares
Art Valdivia - 2,000 shares
Jesus Polanco - 2,000 shares

                                    EXHIBIT E

                                  BILL OF SALE

        Know all persons by these presents, that OFN, INC., d.b.a. Office Furniture Networking, a California corporation, David & Rebecca Nagorski, Husband and Wife as Joint Tenants (the "Transferor"), in exchange for consideration set forth in the Asset Purchase Agreement (the "Agreement") dated as of May 22, 1998, by and among the Transferor, Business Resource Group, a California corporation ("BRG"), and BRG Acquisition Corp., a wholly-owned subsidiary of BRG and a California corporation (the "Transferee"), hereby sell, transfer, assign and convey unto Transferee, its successors and assigns, free and clear of all liens and encumbrances, all of the right, title and interest of Transferors in and to the Purchased Assets (as described in the Agreement).

        TO HAVE AND TO HOLD the same unto the Transferee, its successors or assigns, forever, and the Transferor does hereby covenant and agree that the Transferor will from time to time, if requested by the Transferee, its successors and assigns, do, execute, acknowledge and deliver, or will cause to be done, executed and delivered to the Transferee, or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and do or cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the property hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the Transferee the entire right, title and interest of the Transferor in and to all of the said property, and the Transferor will warrant and defend the same to the Transferee, its successors and assigns, forever against all claims or demands whatsoever.

        IN WITNESS WHEREOF, the Transferor has executed this instrument as of May 22, 1998

                          OFFICE FURNITURE NETWORKING

                          By: _______________________________________

                          Title: ____________________________________

                          DAVID & REBECCA NAGORSKI,
                          HUSBAND AND WIFE AS JOINT TENANTS

                          ------------------------------------
                          David Nagorski

                          ------------------------------------
                          Rebecca Nagorski

                                    EXHIBIT F

                            PURCHASE PRICE ALLOCATION


Cash:  $2,000,000                       Petty Cash:  $200
Notes:  $1,069,205                      Cash:  $482,909
Stock:  $250,000                        Accounts Receivable:  $203,071
Cash-Tax Reimbursement:  $93,000        Inventory:  $489,686
Accounts Payable:  $78,376              Prepaid Insurance:  $5,663
Accrued Vacation:  $19,531              Prepaid Other:  $20,867
Payroll Taxes Payable:  $329            Office Equipment:  $64,502
Sales Tax Payable:  $13,212             Warehouse Equipment:  $29,027
Accrued Payroll:  $5,222                Vehicles:  $37,052
Accrued Bonuses:  $75,000               Accumulated Depreciation:  ($85,358)
TOTAL CONSIDERATION:  $3,603,875        Deposits:  $15,200
                                        Goodwill:  $2,341,056
                                        TOTAL ALLOCATION:  $3,603,875

                                    EXHIBIT G

                             OFN DISCLOSURE SCHEDULE

1.   Dawn Stemm, X-Employee:  Claim for 8 days' accrued vacation pay.
2.   Pending Purchases.

                                    EXHIBIT H

                                  OFN EMPLOYEES

Employee:             Rate Pay:
Steve Carlton         13.50
Bruce Evans           12.50
Mario Partida         10.00
Daniel Thorsen        22.83 + bonus
Jose Valdivia         12.00
Mark Harris           16.82 + bonus
Jesus Polanco         12.50
Alan Williams         10.50
Jacci Henry           14.20 + bonus
Ronald Levenson       14.20
Rebecca Nagorski      36.05
Erica Tupper          9.50
Jeff Cellar           14.42 + comm.
Irene Garduno         10.00
David Nagorski        120.19 (upon sale closing 96.15)
Julie Nagorski        12.00
Taylor Tallant        12.00

                                    EXHIBIT I

                BRG AND BRG ACQUISITION CORP. DISCLOSURE SCHEDULE

                                      NONE

                                    EXHIBIT J

                FORM OF CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

                              BRG ACQUISITION CORP.

                    CONFIDENTIALITY AND ASSIGNMENT AGREEMENT

        In consideration of, and as a condition of my employment with BRG Acquisition Corp., a California corporation (the "Company") doing business in the State of California located at 2150 North First Street, Suite 101, San Jose, CA 95131, I hereby represent to and agree with the Company as follows:

        1. PURPOSE OF AGREEMENT. I understand that the Company is engaged in a continuous program of production, sales and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Inventions (as defined below) and in all related rights.

        2. DISCLOSURE OF INVENTIONS. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, processes, computer software programs, databases and trade secrets ("Inventions") that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment.

        3. WORK FOR HIRE; ASSIGNMENT OF INVENTIONS. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are "works for hire" under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions, and all patent, copyright, trade secret, and other intellectual property rights relating to such Inventions, that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

        4. ASSISTANCE. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company's Inventions in any and all countries and I will execute any documents that the Company may reasonably request for such purpose both before and after my employment with the Company terminates. I hereby appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

        5. PROPRIETARY INFORMATION. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence ("Proprietary Information"). Such Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information and customer lists.

        6. CONFIDENTIALITY. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust, and I will not use or disclose any of such Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work, including without limitation all documents and materials containing Proprietary Information. My obligations under Section 5 above and this Section 6 shall survive any termination of my employment with the Company.

        7. NO BREACH OF PRIOR AGREEMENT. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials of a former employer that are not generally available to the public or have not been legally transferred to the Company.

        8. SEVERABILITY. In the event that any provision of this Agreement is found by a court, arbitrator or other tribunal to be illegal, invalid or unenforceable, then such provision shall not be voided, but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

        9. NO DUTY TO EMPLOY. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. This Agreement shall be effective as of the first day of my employment by the Company.

        10. ASSIGNMENT. I agree that this Agreement may be assigned to any successor or parent corporation of the Company.

        11. GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without reference to rules of conflict of law.

        12. REMEDIES. I understand and acknowledge that any breach or threatened breach of this Agreement by me is likely to cause or threaten irreparable harm to the Company, and, accordingly, I agree that in such event, the Company shall be entitled to equitable relief to protect its interest therein, including but not limited to preliminary and permanent injunctive or mandatory relief, as well as money damages. This Section 12 shall survive any termination of my employment with the Company.

        13. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and understanding of the parties relating to its subject matter and merges all prior discussions and agreements between them. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.

        14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of May 22,1998.


BRG ACQUISITION CORP.                            EMPLOYEE:
("COMPANY")____

By: _____________________________                ______________________________
                                                 (Signature)

Title: ____________________________              ______________________________
Address:   2150 North First Street               (Name Printed)
           Suite 101
           San Jose, CA 95131                    Address: _____________________